Exhibit 99.5

Asia Pacific Business Overview Rob Blain CEO, Asia Pacific December 6, 2012

Revenue by Country Pacific Japan China/Hong Kong/Taiwan India Singapore Korea Other

Revenue by Service Line Property & Facilities Management Lease Sales Appraisal & Valuation Other

Asia Pacific Economy Forecast GDP growth remains relatively healthy – the global bright spot Still driven by domestic consumption and rising intra-regional trade Increased caution on the part of multi-national corporations, although APAC companies more buoyant We believe that Asia Pacific should benefit first and most from a recovery in global economic sentiment Solid medium term growth prospects Source : Oxford Economics

Macro Trends Source : Oxford Economics Australia Two speed economy with challenged domestic sectors but strong natural resource driven growth Demand generally weakened outside the natural resource markets. Office rental growth moderating in most markets. Domestic investors remain subdued but there have been early signs of improvement in Q3 2012 Attractive yields and healthier fundamentals are driving interest from international investors

Macro Trends Japan Economic prospects recover but uncertainties remain with fiscal stimulus effects fading and on-going political tensions Office demand stimulated by new supply and affordable rents; we believe rents are bottoming Strong investor interest in core Tokyo real estate, driven by very low interest rates and readily available debt Industrial sector also attracting interest due to higher yield and the need for consolidating operations to modern facilities. Source : Oxford Economics

Macro Trends Source : Oxford Economics World’s 2nd largest economy and key engine of global growth Slowing growth due to lower exports and residential real estate policy tightening Signs that economy may be turning the corner Occupier demand has eased but still plenty of activity amidst a strong development pipeline in all sectors Retail sector popular with rising demand for industrial China

Macro Trends Forecast India Growth has slowed significantly, largely due to internal challenges Signs of reform in many areas could be the catalyst for stronger growth in future Opening the retail sector to more foreign direct investment creates significant opportunity Foreign investment remains challenging but domestic investor sentiment has improved slightly in recent months Source : Oxford Economics

Growth Opportunities Outsourcing expansion Retail - China and India Organic expansion of capital markets and agency leasing Residential project marketing Strategic and in-fill M&A Global collaboration and talent transfer